Exhibit 99.2

HEALTHLAND HOLDING INC.
Condensed Consolidated Financial Statements
Nine Months Ended September 31, 2015

HEALTHLAND HOLDING INC.
Table of Contents

Page(s)

Consolidated Financial Statements:

Condensed Consolidated Balance Sheet (Unaudited) - September 30, 2015	2-3

Condensed Consolidated Statements of Operations (Unaudited) - Nine Months Ended September 30, 2015 and 2014	4

Condensed Consolidated Statements of Stockholders’ Deficit (Unaudited) - Nine Months Ended September 30, 2015 and 2014	5

Condensed Consolidated Statements of Cash Flows (Unaudited) - Nine Months Ended September 30, 2015 and 2014	6

Notes to Condensed Consolidated Financial Statements (Unaudited)	7-19

HEALTHLAND HOLDING, INC.
Condensed Consolidated Balance Sheet (Unaudited)
September 30, 2015

Assets	2015

Current assets:
Cash and cash equivalents	$2,745,085
Trade receivables, less allowance for doubtful accounts of $3,979,501	14,051,370
Unbilled receivables	657,467
Inventories	329,013
Prepaid expenses	3,349,636
Current deferred tax asset	976,984
Total current assets	22,109,555

Property and equipment:
Leasehold improvements	879,107
Furniture and fixtures	1,345,096
Computer equipment and software	1,811,191
Property and equipment - gross	4,035,394
Less accumulated depreciation	2,795,065
Property and equipment - net	1,240,329

Other assets:
Deferred finance costs, net	1,073,911
Other intangible assets, net	35,017,000
Goodwill	62,680,577
Total other assets	98,771,488
Total assets	$122,121,372

See accompanying notes to condensed consolidated financial statements (unaudited).

HEALTHLAND HOLDING, INC.
Condensed Consolidated Balance Sheet (Unaudited)
September 30, 2015

Liabilities and Stockholders' Deficit	2015

Current liabilities:
Current maturities of long-term debt	$11,249,228
Accounts payable	9,890,020
Accrued expenses	11,546,246
Deferred revenue	18,317,979
Total current liabilities	51,003,473

Long-term liabilities
Deferred revenue	3,406,589
Deferred income taxes	6,560,169
Long-term debt, less current maturities	98,125,000
Total long-term liabilities	108,091,758
Total liabilities	159,095,231

Commitments

Stockholders' deficit:
Series A preferred stock, $0.001 par value. 31,919 shares authorized, issued and outstanding; aggregate liquidation preference of $42,136,489 as of 2012	32
Additional paid-in capital, preferred stock	31,918,968
Common stock, $0.001 par value. Authorized 41,097,862 shares; 36,231,192 shares issued and outstanding	36,231
Additional paid-in capital, common stock	38,083,749
Accumulated deficit	(107,012,839)
Total stockholders' deficit	(36,973,859)
Total liabilities and stockholders' deficit	$122,121,372

See accompanying notes to condensed consolidated financial statements (unaudited).

HEALTHLAND HOLDING, INC.
Condensed Consolidated Statements of Operations (Unaudited)
Nine Months Ended September 30, 2015 and 2014

	2015	2014

Revenues:
License fees	$11,332,703	$14,009,419
Installation and consulting	20,024,322	28,510,044
Software and hardware maintenance	33,102,025	33,016,944
Hardware and other services	15,388,823	14,080,321
Total revenues	79,847,873	89,616,728

Cost of revenues:
License fees	1,790,257	3,824,434
Installation and consulting	26,389,098	37,523,586
Software and hardware maintenance	11,260,536	12,636,939
Hardware and other services	6,642,236	6,356,158
Total cost of revenues	46,082,127	60,341,117
Gross profit	33,765,746	29,275,611

Operating expenses:
Sales and marketing	9,445,177	11,403,612
Software development costs	14,548,487	14,114,487
General and administrative	6,053,646	9,567,827
Depreciation, amortization and change in fair value of contingent consideration	5,341,134	5,388,796
Total operating expenses	35,388,444	40,474,722
(Loss) income from operations	(1,622,698)	(11,199,111)

Other income, net	168,141	90,266
Interest expense	(6,375,993)	(6,954,000)
(Loss) income before income tax provision	(7,830,550)	(18,062,845)
Income tax (provision) benefit	(615,588)	(380,000)
Net loss	$(8,446,138)	$(18,442,845)

See accompanying notes to condensed consolidated financial statements (unaudited).

HEALTHLAND HOLDING, INC.
Condensed Consolidated Statements of Stockholder's Deficit (unaudited)
Nine Months Ended September 30, 2015 and 2014

	Series A preferred stock				Common stock
	Shares		Amount	Additional paid-in capital	Shares	Amount	Additional paid-in capital	Accumulated Deficit	Stockholders' Deficit
Balance, December 31, 2013	31,919		$32	$31,918,968	8,190,276	$8,190	$9,485,605	$(72,152,718)	$(30,739,923)
Stock-based compensation	—		—	—	—	—	195,316	—	195,316
Equity infusion	—		—	—	22,000,000	22,000	21,978,000	—	22,000,000
Net loss	—		—	—	—	—	—	(18,442,846)	(18,442,846)
Balance, September 30, 2014	31,919		$32	$31,918,968	30,190,276	$30,190	$31,658,921	$(90,595,564)	$(26,987,453)

Balance, December 31, 2014	31,919		$32	$31,918,968	30,190,276	$30,190	$31,931,679	$(98,566,701)	$(34,685,832)
Exercise of stock options	—	—	—	—	40,916	41	10,188	—	10,229
Stock-based compensation	—		—	—	—	—	147,882	—	147,882
Equity infusion	—		—	—	6,000,000	6,000	5,994,000	—	6,000,000
Net loss	—		—	—	—	—	—	(8,446,138)	(8,446,138)
Balance, September 30, 2015	31,919		$32	$31,918,968	36,231,192	$36,231	$38,083,749	$(107,012,839)	$(36,973,859)

See accompanying notes to condensed consolidated financial statements (unaudited).

HEALTHLAND HOLDING, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
Nine Months Ended September 30, 2015 and 2014

	2015	2014
Cash flows from operating activities:
Net loss	$(8,446,138)	$(18,442,845)
Adjustments to net loss to net cash and cash equivalents used in operating activities:
Depreciation	539,334	589,996
Amortization of other intangibles	4,801,800	4,798,800
Amortization of deferred finance costs	273,214	257,342
Share-based compensation	147,882	195,316
Changes in operating assets and liabilities, net of acquired:
Trade and unbilled receivables	19,599,579	(5,082,877)
Inventories	247,236	588,295
Prepaid expenses	327,880	(617,973)
Accounts payable	(3,271,429)	4,941,076
Accrued expenses and other	1,720,992	5,751,538
Deferred revenue	(17,106,208)	(10,148,221)
Net cash and cash equivalents used in operating activities	(1,165,858)	(17,169,553)
Cash flows from investing activities:
Purchases of furniture and equipment	(220,312)	(417,223)
Net cash and cash equivalents used in investing activities	(220,312)	(417,223)
Cash flows from financing activities:
(Payments) proceeds from line of credit, net	(540)	1,951,238
Principal payments on long-term debt	(2,812,500)	(1,406,250)
Proceeds from equity infusion	6,000,000	22,000,000
Proceeds from the exercise of stock options	10,229	—
Net cash and cash equivalents provided by financing activities	3,197,189	22,544,988
Net (decrease) increase in cash and cash equivalents	1,811,019	4,958,212
Cash and cash equivalents, beginning of year	934,066	2,660,367
Cash and cash equivalents, September 30	$2,745,085	$7,618,579
Supplemental disclosures of cash flow information:
Cash and cash equivalents paid for interest	$6,174,546	$6,735,013
Cash and cash equivalents paid for income taxes	$102,158	$294,631

See accompanying notes to condensed consolidated financial statements (unaudited)

(1)	Organization and Summary of Significant Accounting Policies

(a)	Nature of Business
Healthland Holding Inc. (formerly known as Dairyland Healthcare Solutions Holding Corp. and Tango Acquisition Holding Corporation) on June 1, 2007, acquired Healthland Inc. (formerly known as Dairyland Healthcare Solutions, Inc.) (the Company). Founded in 1980, Healthland Inc. has grown into a leading provider of comprehensive healthcare information technology systems to rural community (including critical access) and specialty hospitals. Through its acquisition of American HealthTech, Inc. (AHT) in 2013, the Company has expanded its product offering into long‑term, post‑acute nursing facilities. With primary offices in Glenwood and Minneapolis, Minnesota, as well as Jackson, Mississippi, the Company serves customers throughout the United States.
The Company provides comprehensive software and hardware products, complemented by complete installation services and extensive support. Whether for a stand‑alone critical access hospital, regional hospital or associated clinics, long‑term care facilities or a home healthcare practice, the Company configures and provides healthcare information technology systems that meet each client’s specific needs. The Company’s fully integrated, enterprise-wide solutions automate clinical and financial data management in each of the functional areas of a hospital and are designed to enable healthcare organizations to effectively manage information, operations, workflow and patient care. The Company believes its products and services enhance hospital performance in the critical areas of clinical care, cost control and regulatory compliance.

(b)	Principles of Consolidation
The consolidated financial statements include the accounts of Healthland Holding Inc. and its wholly owned subsidiaries, Healthland Inc. and American Healthtech, Inc. All intercompany accounts and transactions have been eliminated. The Company has no involvement with variable interest entities.

(c)	Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the service period under which revenue is recognized for multiple‑element arrangements, the allowance for doubtful accounts, estimated lives of long‑lived assets, impairment considerations relative to other intangible assets and goodwill, self‑funded medical insurance accrual, fair value of stock options, valuation of assets and liabilities from acquisitions, and valuation allowance for deferred tax assets.

(d)	Revenue Recognition
The Company enters into contractual arrangements with the end users of its products to sell software licenses, installation and consulting services, software and hardware maintenance, and hardware and other services. All of these elements are either sold separately or combined into multiple‑element arrangements. For each arrangement, revenues are recognized when persuasive evidence of an arrangement exists, the fees to be paid by the customer are fixed or determinable, collection of the fees is probable, and delivery of the product has occurred.

The Company is classifying revenue as license fees, installation and consulting, software and hardware maintenance, and hardware and other services based upon the Company’s estimate of the fair value of each element. The Company recognizes revenue on the contractual elements noted above as follows:
Software Licenses and Installation and Consulting Revenue
As of January 1, 2013, the Company established vendor-specific objective evidence (VSOE) for the maintenance element of its multiple element arrangements. New contracts entered into subsequent to the date VSOE for maintenance was established resulted in revenue attributed to the software license fees as well as installation and consulting services’ elements, excluding amounts attributable to the maintenance element, being recognized ratably over the estimated installation and consulting services period. Revenue attributed to the maintenance element was recognized ratably over the combined implied and contractual maintenance period. Installation and consulting services consist of configuration, data conversion, installation, training, and consulting and are sold to customers based on a “fixed‑fee” basis. When these professional services are sold on a stand‑alone basis, the revenues are recognized as the services are delivered.
Consulting engagements can last anywhere from one day to several months and are based strictly on the customer’s requirements and complexities and are independent of the functionality of the Company’s software. The Company’s software, as delivered, can generally be used by the customer for the customer’s purpose upon installation. Further, implementation and integration services provided are generally not essential to the functionality of the software, as delivered, and do not result in any material changes to the underlying software code.
Software and Hardware Maintenance Revenue
Under the maintenance agreements, the Company provides technical support on software and rights to unspecified software upgrades. The Company provides hardware support through third‑party service providers. The recurring maintenance revenues, which are paid for in advance or on a quarterly or monthly basis, are deferred and recognized ratably over the term of the agreement, generally one year.
Hardware and Other Services Revenue
The Company resells third‑party hardware systems and related peripherals. When hardware is not included in a multiple‑element arrangement (i.e., sold on a stand‑alone basis), revenue is recognized upon delivery. The Company considers delivery to occur when the product is shipped, title and risk of loss have passed to the customer, and collectability is reasonably assured. During 2010, prior to the adoption of Accounting Standards Update (ASU) No. 2009‑14, Certain Revenue Arrangements that Include Software Elements, revenues related to hardware sold as a component of a multiple‑element arrangement were recognized ratably over the applicable services period as VSOE of certain undelivered elements had not been established. However, since the adoption of ASU 2009‑14 in 2011 for all new contracts prospectively, the Company has been recognizing revenue for hardware that are part of a multiple‑element arrangement upon delivery. The selling price attributable to hardware elements is based on management’s best estimate of selling price, which consists of cost plus a targeted margin.

The Company also offers certain other services to customers, such as eligibility verification and customer statements, printing and mail services. Service charges to customers are on a stand‑alone transactional basis. Revenue is recognized as the work is performed for these services.
The Company also offers its solutions on an application service provider (ASP) model, making available time‑based licenses for the Company’s software functionality and providing the software solutions on a remote processing basis from the Company’s data center. The data center provides system and administrative support as well as processing services. Revenue on software and services provided on an ASP or term license basis is combined and recognized on a monthly basis over the term of the contract.
In addition, the Company also provides hosting services through a third‑party arrangement for those customers that choose an off‑premise solution for their perpetual licenses and services. Hosting revenues are recognized as the services are provided. The selling price attributable to hosting arrangements is based on management’s best estimate of selling price, which consists of cost plus a targeted margin.

(e)	Cash and cash equivalents
The Company maintains cash in deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

(f)	Trade Receivables
Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

(g)	Inventories
Inventories are stated at the lower of cost (first‑in, first‑out method) or market and consist primarily of third party software licenses and computer hardware.

(h)	Leasehold Improvements, Furniture, and Equipment
Leasehold improvements, furniture, and equipment are stated at cost. Depreciation and amortization are determined using the straight‑line method over the estimated useful lives of the assets. The estimated useful lives used in determining depreciation are the shorter of the following or the life of the lease:

Years
Leasehold improvements	Life of the lease
Furniture and fixtures	3 - 5
Computer equipment and software	3 - 5

(i)	Impairment of Long‑Lived Assets
Long‑lived assets, including other intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate that an asset may not be recoverable. The evaluation requires that assets be grouped to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest charges) is less than the carrying value of the assets, the assets would be written down to their estimated fair value, and such loss would be recognized in income from continuing operations in the period in which the determination is made. Management determined no impairment of long‑lived assets existed as of September 30, 2015 or 2014.

(j)	Goodwill
Goodwill represents the excess of the acquisition price of the acquired companies over the fair value of the tangible and identified intangible assets acquired and liabilities assumed. The Company accounts for goodwill in accordance with the provisions of the Intangibles - Goodwill and Other topics of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) (Intangibles Topic). Under the Intangibles Topic, goodwill and intangible assets with indefinite lives are not amortized to expense and must be reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management has determined that the Company operates as one reporting unit and has chosen December 31 as its goodwill impairment testing date.

In September 2011, the FASB issued ASU No. 2011 08, Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This ASU, which was effective for the Company in fiscal 2013, permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than it’s carrying amount before applying the two step goodwill impairment test described below. If an entity concludes it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, it need not perform the two step impairment test.

The goodwill impairment test is a two-step test. The first step compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. However, if the carrying amount of the reporting unit exceeds its fair value, the implied fair value of the reporting unit’s goodwill would be compared with the carrying amount of that goodwill. An impairment loss would be recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Fair value of the reporting unit for this Step 2 analysis is determined using a discounted cash flow methodology.

(k)	Other Intangible Assets
The Company’s other intangible assets are developed technology, internal‑use software, customer relationships, trademarks, and non-compete agreements, all of which are amortized on a straight‑line basis. The estimated useful lives used in determining amortization are as follows:

Years
Developed technology	5 - 10
Internal-use software	5
Customer relationships	5 - 15
Trademarks	4 - 25
Noncompete agreements	2 - 3

(l)	Deferred Financing Costs
Deferred financing costs are being amortized using the effective‑interest method over the life of the related debt instruments. Amortization of deferred financing costs was $273,214, and $257,342 for the nine months ended September 30, 2015 and 2014, respectively. Financing costs of $1,887,500 were capitalized in connection with entering into the new debt agreement with Wells Fargo in September 2014. See footnote 4 for additional information.

(m)	Deferred Revenues
Deferred revenues consist of amounts billed in conjunction with system installation for which software installation, customer acceptance and/or contract elements have not been completed, as well as amounts billed for software and hardware maintenance. Such amounts are deferred and recognized ratably over the service period. Long‑term deferred revenues include the portion of contracts for which the ratable revenue recognition period extends beyond the following year.

(n)	Software Development Costs
Software development costs incurred subsequent to the determination of technological feasibility and marketability of a software product are capitalized. Capitalization of costs ceases and amortization of capitalized software development costs commences when the products are available for general release. For the nine months ended September 30, 2015 and 2014, no software development costs were capitalized because the time period and costs incurred between technological feasibility and general release for all software product releases was not material during the time period. As such, software development costs are expensed as incurred. Total software development costs were $14,548,487 and $14,114,487 for the nine months ended September 30, 2015 and 2014, respectively.

(o)	Share‑Based Compensation
The Company accounts for compensation expense for all share‑based payment awards made to employees and directors. The awards include employee stock options based on estimated fair values at the time they are granted to employees (note 6).

(p)	Income Taxes
The Company provides for income taxes using the asset and liability method, which requires recognition of deferred tax assets for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Income tax expense is the tax currently payable for the year and the change during the year in deferred tax assets and liabilities.
The Company accounts for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de‑recognition, classification, interest and penalties on income taxes, and accounting in interim periods. The Company had no uncertain tax positions as of or during the nine months ended September 30, 2015 and 2014.

(q)	Fair Value Measurements and Disclosures
The Company follows the accounting provisions related to fair value measurements and disclosures, which establish a framework for measuring fair value that provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under the fair value topic are described below:

Level 1:	Valuation is based on quoted prices in active markets for identical assets and liabilities.

Level 2:
Valuation is determined from quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar instruments in markets that are not active, or from model‑based techniques in which all significant inputs are observable in the market.

Level 3:
Valuation is derived from model‑based techniques in which at least one significant input is observable and based on the Company’s own estimates about the assumptions that market participants would use to value the asset or liability.

(2)	Other Intangible Assets
Other intangible assets are shown net on the consolidated balance sheets as follows:

	September 30, 2015
	Remaining life (years)	Gross carrying amount	Accumulated amortization	Net carrying amount

Developed technology - HL	—	2,920,000	2,920,000	—
Developed technology - AHN	3.9	2,700,000	1,665,000	1,035,000
Internal-use software	—	485,000	485,000	—
Customer relationships - HL	6.7	15,000,000	8,333,333	6,666,667
Customer relationships - AHN	—	360,000	360,000	—
Customer relationships - APS	—	1,156,000	1,156,000	—
Trademarks - HL	16.7	4,310,000	1,436,667	2,873,333
Trademarks - AHN	—	20,000	20,000	—
Domain name - AHN	Indefinite	60,000	—	60,000
Customer relationships - AHT	7.7	22,600,000	5,339,250	17,260,750
Trademarks - AHT	2.7	5,100,000	2,409,750	2,690,250
Developed technology - AHT	2.7	8,400,000	3,969,000	4,431,000
Total		63,111,000	28,094,000	35,017,000
Total amortization expense relating to other intangible assets was $4,801,800 and $4,798,800 for the nine months ended September 30, 2015 and 2014, respectively.
Expected future amortization of intangible assets is approximately as follows:

Year ending December 31:
Remainder of 2015:	$1,600,600
2016	6,402,400
2017	6,402,400
2018	4,748,650
2019	3,589,900
Thereafter	12,213,050
$34,957,000

(3)	Self‑Funded Medical Insurance
The Company sponsors a self‑insured group medical insurance plan. The plan is designed to provide a specified level of coverage, with stop‑loss coverage provided by a commercial insurer in order to limit the Company’s exposure. The Company’s maximum claim exposure was limited to $100,000 and $75,000 per person per policy year for the nine months ended September 30, 2015 and 2014, respectively. The Company’s contributions totaled $2,223,090 and $1,156,320 for the nine months ended September 30, 2015 and 2014, respectively.

The Company provides for the aggregate amount of the liability for reported claims and an estimated liability for claims incurred but not reported. The Company recognized a liability of $203,000 at September 30, 2015, which is included in “accrued expenses” on the consolidated balance sheet.

(4)	Revolving Line of Credit and Long‑Term Debt

(a)	Revolving Line of Credit
The Company has a revolving line‑of‑credit agreement with Wells Fargo Bank and Fortress Credit Co LLC, which allows borrowings up to $7,500,000. At the election of the Company, the revolving line of credit bears interest at the Libor Rate plus the Libor Rate Margin or at a per annum rate equal to the Base Rate plus the Base Rate Margin. The line of credit expires in May 2018, if not renewed, and borrowings are collateralized substantially by all of the Company’s assets. The line is subject to a borrowing base formula under which advances of $0 were available at September 30, 2015.

(b)	Long‑Term Debt
The Company entered into a loan agreement with Wells Fargo Bank and Fortress Credit Co LLC on May 21, 2013 for $107,500,000. Wells Fargo Bank provided $75,000,000 and Fortress Credit Co LLC provided $32,500,000. Under the terms of the term loan agreement, principal amounts of $468,750 were payable quarterly through September 30, 2014 to Wells Fargo Bank, after which they increased to $937,500, with the remaining balance due in May 2018. The Fortress Credit Co LLC balance due is November 2018. The Company is subject to mandatory prepayments of 50% of excess cash flow based on conditions outlined in the term loan agreement. There was no mandatory excess cash flow prepayments payable in the nine months ended September 30, 2015 or 2014. At the election of the Company, the term loan payable bears interest at the Libor Rate plus the Libor Rate Margin or at a per annum rate equal to the Base Rate plus the Base Rate Margin. As of September 30, 2015, rates used are 6% on $69,375,000 and 9.75% on $32,500,000.
On September 26, 2014 the Company executed a First Amendment to the Credit Agreement dated May 21, 2013. Upon default of certain terms and conditions of the Credit Agreement, the Company requested and the Lenders agreed to amend and waive such defaults. Lenders and the Company agreed to additional terms and conditions during a set restructuring period.
Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. (collectively, FP) provided a sponsor equity infusion totaling $17,000,000 at the time of the First Amendment execution as well as an additional $5,000,000 throughout the second and third quarters of 2014. During the nine months ended September 30, 2015, FP contributed an additional $6,000,000 of equity capital. These funds were in exchange for newly issued common shares of the Company. In aggregate, FP’s reinvestment in the Company totaled $28,000,000.
The terms of the Company’s credit agreement, which covers both the revolving and term loan payable, contain various restrictive covenants, including minimum fixed‑charge coverage ratios, and maximum leverage ratios. As of September 30, 2015 the Company was in compliance with all debt covenants in the credit agreement. The revolving line of credit and term loan are secured by the Company.

Long‑term debt as of September 30, 2015 consists of the following:

2015
Term loan payable	$101,875,000
Less current maturities	3,750,000
Total long-term debt	$98,125,000
Scheduled maturities of long‑term debt are as follows:

Year ending December 31:
Remainder of 2015	$937,500
2016	3,750,000
2017	3,750,000
2018	93,437,500
$101,875,000

(5)	Commitments and Contingencies
Leases
The Company leases office facilities and office equipment under operating leases, which expire at various dates through June 2019. The office facility leases require annual base rent, plus real estate taxes, utilities, insurance, and maintenance costs. Rent expense, including the Company’s share of the lessors’ operating expenses, was $1,170,000 and $1,071,000 for the nine months ended September 30, 2015 and 2014, respectively. These future lease payments, net of anticipated sublease payments, are included in the table below.
Approximate future minimum lease payments under non-cancelable leases are as follows:

Year ending December 31:
Remainder of 2015	$390,000
2016	1,009,000
2017	791,000
2018	798,000
2019	285,000
Thereafter	—
$3,273,000

Pending Litigation and Claims
The Company is involved in various legal proceedings arising in the normal course of conducting business, which are considered ordinary and routine litigation incidental to the business. The Company’s accounting policy regarding litigation expense is to accrue for probable exposure, including estimated defense costs, if it is able to estimate the financial impact. Where appropriate, the Company has made accruals with respect to these matters, which are reflected in the consolidated financial statements. However, there are cases where liability is not probable or the amount cannot be reasonably estimated and therefore accruals have not been made. Because of the preliminary nature of many of these proceedings, the difficulty in ascertaining the applicable facts relating to many of these proceedings, the variable treatment of claims made in many of these proceedings and the difficulty of predicting the settlement value of many of these proceedings, the Company is not able to estimate an amount or range of any reasonably possible additional losses. However, based upon historical experience, the resolution of these proceedings is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.
The Company provides disclosure of matters where it believes it is reasonably possible the impact may be material to its consolidated financial statements.

(6)	Stock Options
The Company maintains a stock option plan (the Plan) pursuant to which 7,083,900 shares of common stock are reserved for issuance. As of September 30, 2015, there were 6,027,649 options outstanding under the Plan and 804,742 shares were available for future grants. Under the Plan, options to purchase common stock may be granted to directors, officers, employees, consultants and advisors of the Company. These options have exercise prices and vesting terms established by the Board of Directors at the time of each grant. The vesting terms of outstanding options range from immediate vesting up to four years after the date of grant, and all outstanding options expire 10 years from the date of grant.
In conjunction with CPSI’s acquisition of the Company, all outstanding options were converted to options to purchase CPSI common stock at closing on January 8, 2016. See note 11.
The following is a summary of stock option activity for the nine months ended September 30, 2015:

	Option Outstanding	Weighted average exercise price per share
Outstanding at December 31, 2014	5,814,777	$0.40
Granted	437,907	0.25
Exercised	(40,916)	0.25
Canceled	(184,119)	0.25
Outstanding at September 30, 2015	6,027,649	$0.40
Share‑based compensation expense recognized for the nine months ended September 30, 2015 and 2014 was $147,882 and $195,316, respectively. The share‑based compensation expense is recognized on a straight‑line basis over the vesting periods of the related share‑based awards.

All stock options granted under the Plan were at an exercise price at or above the estimated fair market value of the Company’s common stock.

(7)	Income Taxes
On an interim basis, the Company estimates what its anticipated annual effective tax rate will be and records a quarterly income tax provision in accordance with the estimated annual rate, plus the tax effect of certain discrete items that arise during the quarter. As the fiscal year progresses, the Company refines its estimates based on actual events and financial results during the year. This process can result in significant changes to the Company's estimated effective tax rate. When this occurs, the income tax provision is adjusted during the quarter in which the estimates are refined so that the year-to-date provision reflects the estimated annual effective tax rate. These changes, along with adjustments to the Company's deferred taxes and related valuation allowance, may create fluctuations in the overall effective tax rate from quarter to quarter.
As of September 30, 2015, the Company had gross deferred tax assets in excess of deferred tax liabilities. The Company determined that it is "more likely than not" that substantially all of the deferred tax assets will not be realized and has maintained a full valuation allowance against its deferred tax assets as of September 30, 2015. The valuation allowance relates primarily to the deferred tax assets arising from operating loss carry-forwards.
The Company’s effective tax rate for the nine months ended September 30, 2015 differed from the U.S. federal statutory rate primarily due to the impact of changes in the valuation allowance.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. The Company had no accrued interest and penalties as of September 30, 2015.
The Company files income tax returns in the U.S. federal jurisdiction, Minnesota, Kentucky and various other state jurisdictions. With few exceptions, the Company is not subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2007. It is difficult to predict the final timing and resolution of any particular uncertain tax position. Based on the Company’s assessment of many factors, including past experience and complex judgments about future events, the Company does not currently anticipate significant changes in its uncertain tax positions over the next 12 months.

(8)	Employee Benefit Plan
The Company offers a 401(k) savings plan that covers substantially all employees. Eligible employees can contribute up to 50% of their pretax annual compensation to the plan. In addition, the Company makes matching contributions each pay period equal to 75% of the employee’s deferral up to 4%. The Company may also make a profit sharing contribution that is subject to the discretion of management. Company contributions to this plan were $595,000 and $558,000 for the nine months ended September 30, 2015 and 2014, respectively.
The Company concluded it had failed to follow certain terms of the plan document while operating the plan. Specifically, the Company determined it was out of compliance with the terms of the automatic deferral provisions of the savings plan from May 1, 2008 to December 31, 2011. As a result, during 2014 the Company applied under the Voluntary Correction Program (VCP) for Internal Revenue Service (IRS) approval of the Company’s proposed correction method. In conjunction with submitting the VCP application, the Company contributed an additional $231,000 to the plan for affected individuals. The Company received a compliance statement from the IRS documenting its approval of the Company’s proposed correction method. The IRS did not pursue any sanctions against the Company or plan. Further, the Company has not been notified by the IRS that the savings plan lost its tax-favored status.
The Company terminated the 401(k) plan as a condition to completing its acquisition by CPSI as discussed more fully in note 11 to these condensed consolidated financial statements.

(9)	Stockholders’ Equity
On June 1, 2007, the Company issued 7,979,683 shares of common stock for $7,979,683 and 31,919 shares of Series A preferred stock for $31,919,000. Under the terms of the Company’s Certificate of Incorporation, as amended, each preferred unit shall have 1,000 voting rights to one vote per common unit.

(a)	Redemption of Preferred Stock
The Company may redeem, in whole or in part, out of funds legally available; therefore, the outstanding shares of Series A preferred stock at any time and from time to time at a price equal to the current liquidation preference amount, as defined in the Company’s Certificate of Incorporation, as amended.

(b)	Preferred Stock Liquidation Preference
Upon a liquidation event (as defined in the Company’s Certificate of Incorporation, as amended), distributions are made to the holders of Series A preferred stock equal to the face amount plus an amount equal to all accrued and unpaid dividends on each share, if any. After payment has been made in full to the holders of Series A preferred stock pursuant to the preceding sentence, upon any liquidation event, the remaining assets to be distributed will be distributed to the holders of common stock.

(c)	Dividends
Upon the approval of dividends and declaration by the Board, holders of Series A preferred stock shall be entitled to receive preferred dividends in an amount equal to the product of (i) the face amount multiplied by (ii) the dividend rate of 5%. For any dividend period in which dividends are not paid in full on the dividend payment date immediately following the end of a dividend period, the accrued and unpaid dividends will be included in the liquidation preference and added to the face amount of the Series A preferred stock for purposes of calculating the preferred dividend until such accrued and unpaid dividends have been paid in full.
The Board did not declare a dividend on the Series A preferred stock for the nine months ended September 30, 2015 and 2014. Pursuant to the terms of the Series A preferred stock and as of September 30, 2015, the cumulative amount of liquidation preference to be added to the face amount of the Series A preferred stock for purposes of calculating the preferred dividend amounted to $16,246,000.

(10)	Related‑Party Transactions
Management Services Agreement
The Company has agreed to pay to Francisco Partners Management, LLC (FPM), an entity related through common ownership, an annual advisory fee equal to the lesser of (i) 10% of consolidated EBITDA (as defined in the agreement) for the prior calendar year, (ii) 25% of excess cash flow (as defined in the agreement) for the prior calendar year, or (iii) $2,000,000. FPM has waived the management fees since 2012. In years when the advisory fee is not waived, it shall be payable in advance with an installment of 50% payable on April 1 and installments of 25% on July 1 and October 1 of each calendar year.

(11)	Subsequent Events
On November 25, 2015, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Computer Programs and Systems, Inc., a Delaware corporation (“CPSI”). The Merger Agreement provided, among other things, that, upon the terms and subject to the conditions set forth therein, the Company became a direct wholly owned subsidiary of CPSI. The merger closed on January 8, 2016. Prior to and as a condition to the consummation of the merger, the Company acquired from Rycan Holdings, Inc., a Delaware corporation and an affiliate of the Company (“Rycan Holdings”), all of the outstanding capital stock of Rycan Technologies, Inc., a Minnesota corporation (“Rycan”).
The aggregate consideration that CPSI has agreed to pay under the Merger Agreement is $250 million, consisting of approximately $162 million in cash (subject to adjustment for working capital as set forth in the Merger Agreement) with the remaining amount to be paid in shares of common stock of CPSI. The attributed value of the shares of CPSI Common Stock to be issued to the Company’s stockholders is based on the volume weighted average closing price of CPSI Common Stock over the 45 trading days ended on November 24, 2015. A portion of the cash consideration was used to repay indebtedness and transaction expenses of the Company and its subsidiaries and Rycan.